Exhibit 99.1

Modular Medical Appoints Kevin Schmid as Chief Operating Officer

Schmid brings 40 years of experience in medical devices for drug delivery and diabetes management and a background in high-volume manufacturing

San Diego, CA / ACCESSWIRE / July 26, 2022 / Modular Medical, Inc. (the “Company” or “Modular Medical”)(NASDAQ:MODD) today announced that it has appointed industry veteran Kevin Schmid as its Chief Operating Officer. Mr. Schmid brings extensive operations and business development leadership experience in diabetes and drug delivery. As Vice President of Operations and Business Development at Insulet Corporation, he was instrumental in the development, manufacturing, and commercialization of wearable smart drug delivery pumps such as the Omnipod Diabetes Management System, the Amgen Neulasta On Body Injector, and the Ferring Pharmaceutical LutrePulse System. His work ranged from concept and product development to scaling multi-million unit global supply chains and high volume manufacturing operations.

He was most recently the Chief Executive Officer of Common Sensing, a designer and manufacturer of disposable injector pen dose monitoring and reporting technology. Common Sensing was sold to Bigfoot Biomedical in 2021.

“Kevin’s addition to the Modular Medical team adds greater industry depth and extensive manufacturing experience and relationships to enable MODD’s transition to commercialization. Kevin will have a very significant role in Modular Medical’s strategic direction and growth,” said Paul DiPerna, Modular Medical’s President and Chief Technology Officer.

“I believe Modular Medical’s insulin delivery platform represents a tremendous opportunity to bring an easy-to-use, cost-effective insulin delivery system to millions of people managing diabetes every day. I am excited to join the team,” said Mr. Schmid.

Mr. Schmid is a member of the board of directors of Eitan Medical, an Israel-based provider of connected infusion and wearable drug delivery solutions. He has held previous roles at the Stevanato Group and Bose Corporation.

About Modular Medical, Inc.

Modular Medical, Inc. (NASDAQ:MODD) is a development-stage medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Our mission is to improve access to the highest standard of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding MODD, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its t:slim insulin pump.

More information is available at https://modular-medical.com.

All trademarks mentioned herein are the property of their respective owners.

CONTACT:

Jeb Besser

Chief Executive Officer

Modular Medical, Inc.

+1 (617) 399-1741

IR@modular-medical.com

SOURCE: Modular Medical, Inc.